Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Janice K. Henry Senior Vice President and Chief Financial Officer (919) 783-4658 www.martinmarietta.com

MARTIN MARIETTA MATERIALS, INC.
ANNOUNCES FOURTH QUARTER AND 2003 RESULTS
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QUARTERLY NET EARNINGS UP 83 PERCENT

RALEIGH, North Carolina (February 4, 2004) — Martin Marietta Materials, Inc. (NYSE:MLM), today reported financial results for the fourth quarter and year ended December 31, 2003. Fourth-quarter net earnings of $29.3 million, or $0.60 per diluted share, increased 83 percent versus 2002 fourth-quarter net earnings of $16.1 million, or $0.33 per diluted share. Earnings improvement resulted from a 13 percent increase in heritage aggregates shipments coupled with a 660-basis-point improvement in gross margin for heritage aggregates products. Operating cash flow was $34.5 million, or 48 percent, higher than the prior-year period, most notably as a result of a reduction of working capital. During the quarter, the Corporation purchased $13 million of its common stock through open-market purchases and ended the quarter with $125 million in cash.

For the quarter, net sales were $377.7 million and earnings from operations were $51.8 million, increases of 11 and 73 percent, respectively, compared with the fourth quarter of 2002. Earnings were positively affected by increases in shipments in most of the Corporation’s markets. Particularly strong shipments were noted in the Corporation’s southeastern and midatlantic aggregates markets. Heritage aggregates pricing was relatively flat for the quarter, mainly as a result of product mix. Operating efficiencies and more normal production volumes for the heritage aggregates business resulted in a 6 percent decline in production costs per ton when compared with the prior-year quarter. Other operating income and expenses, net, was income of $4.9 million in the 2003 period compared with $0.5 million in 2002, principally as a result of asset sales during the quarter. The annual estimated effective tax rate for continuing operations was 28.9 percent and 25.9 percent for the years 2003 and 2002, respectively. These annual estimated tax rates resulted in fourth quarter 2003 income tax expense of $10.3 million versus an income tax benefit of $0.1 million for the comparable prior-year period.

Excluding discontinued operations, net sales for the year increased 5 percent to $1.498 billion compared with $1.428 billion in the prior year. Inclusive of discontinued operations, net sales for the year were $1.536 billion in 2003 versus $1.497 billion in 2002. Year-to-date operating earnings were $190.6 million in 2003 versus $181.7 million in 2002. Other nonoperating income and expenses, net, was an expense of $5.9 million in 2003 compared with an expense of $13.3 million in 2002. The 2002 losses primarily related to the write-off of certain technology investments and legal settlements. The Company posted an after-tax loss on discontinued operations of $0.6 million in 2003 compared with an after-tax gain of $5.7 million in 2002. Earnings before cumulative effect of accounting changes was $2.05 per diluted share in 2003 compared with $2.00 per diluted share in 2002. Inclusive of the effect of several accounting changes highlighted in the following sections, for the year ended December 31, 2003, net earnings were $93.6 million, or $1.91 per diluted share, compared with net earnings for the comparable prior-year period of $86.3 million, or $1.77 per diluted share.

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MLM Reports Fourth Quarter Results

February 4, 2004

MANAGEMENT COMMENTARY:
2003 Results
Stephen P. Zelnak, Jr., Chairman and CEO of Martin Marietta Materials, stated, “Excellent operating performance in our aggregates business, coupled with milder fourth-quarter weather conditions, led to strong earnings during the quarter, in spite of increased losses from our road paving business, when compared with the prior-year quarter. The effectiveness of our operational improvement plans were strongly demonstrated as production volumes returned to more normal levels to meet increasing demand. Aggregates net sales increased 10 percent during the quarter as customers continued to work through backlogs created by adverse weather conditions in earlier periods along with work generated by an improving economy. Gross margin for aggregates products improved 660 basis points at heritage locations during the quarter as production costs per ton decreased 6 percent. Pricing for the quarter was relatively flat. During the quarter, we sold a significant portion of our road paving business, subject to supply arrangements which should be favorable for our aggregates product line.

“Results for the full year finished strong compared with the prior year, particularly considering that 2002 included a $20 million pretax gain from the divestitures of quarries in the Columbus, Ohio, area and the Fredericksburg and Culpepper, Virginia, areas. Second half 2003 performance offset extremely adverse weather conditions across the Corporation’s markets during the first half of 2003, when reduced aggregates demand led to lower-than-expected earnings performance and masked productivity improvements made over the past few years. While overall 2003 gross margins increased slightly, heritage aggregates products’ operations reported a 130-basis-point increase.

“Magnesia Specialties fourth quarter net sales of $22.2 million increased 23 percent over prior year from strong shipments of dolomitic lime, water treatment products and a new product line for the pulp and paper industry. Earnings from operations increased to $3.0 million from $0.3 million in the fourth quarter 2002, primarily as a result of robust sales, strong production and continued focus on cost controls.

“We are encouraged by the progress of our structural composites technology and products. The superior technical and performance characteristics of these products, when compared with conventional materials, including weight reduction, corrosion resistance and other positive attributes, provide a strong platform for product innovation in structural materials. We continue to introduce new products to end-user markets and focus on commercialization and customer acceptance. We are producing all-composite specialty trailers in our Sparta, North Carolina, plant and have scheduled delivery of our first trailers to the waste hauling market. The start-up costs related to our structural composites business were $1.8 million for the fourth quarter and $5.3 million for the year.

“We continue to deliver on our commitment with respect to debt reduction and cash generation. Debt-to-capitalization, net of available cash and the effect of interest rate swaps, was 34 percent at December 31, 2003, compared with 40 percent for 2002. During the year, we repaid $30 million in debt, contributed $21 million to our employees’ pension plan, increased dividends 20 percent on an annualized basis, and repurchased $13 million of the Corporation’s common stock, effectively strengthening our balance sheet and increasing value to our shareholders, bondholders and employees. Subsequent to year-end, we have contributed an additional $32 million to our employees’ pension plan and repurchased additional shares of our common stock. Our cash balance increased $111 million to $125 million at December 31, 2003, compared with $14 million at December 31, 2002.

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MLM Reports Fourth Quarter Results

February 4, 2004

“For the Corporation, earnings in the second half of 2003 were the best since our peak year of the last economic cycle in 1999.

2004 Outlook
“Our outlook for 2004 is cautiously optimistic. Improved aggregates demand in the second half of 2003 resulted primarily from customers working through weather-related backlog, coupled with some modest improvement in the overall economy. The 2004 outlook is dependent on passage of an increased federal highway program to support higher aggregates demand. The federal highway program is currently operating under a continuing budget resolution, as Congress debates spending priorities. However, the continuing resolution funds fiscal 2004 federal highway spending at $33.6 billion, $2 billion more than fiscal 2003 spending. Management currently believes that the successor bill will be larger than the current program; however, uncertainty will exist until the bill is finalized and state construction spending priorities are set. Residential construction spending, which is currently at a high level, is expected to be essentially flat. Commercial construction spending, while beginning to recover, is not expected to improve significantly until late 2004 or, more likely, 2005. Under this scenario, we currently expect aggregates shipments volume to increase 1 percent to 3 percent and aggregates pricing to increase 1.5 percent to 2 percent.

“We expect 2004 to be our first full year of production of structural composites products as we work toward our strategic objective of creating a business with characteristics that include high organic growth rates, low capital intensity and noncyclicality, based on diverse products and opportunities for substitution for existing structural materials. Initial start-up costs will continue through the first half of 2004, as we ramp up production and introduce new product technology to potential customers. Although revenue has been insignificant to date and any start-up opportunity is subject to uncertainty and risks, we expect 2004 composites sales to range from $15 million to $30 million, based on the markets and opportunities identified to date. Sales will be skewed toward the latter part of the year. Earnings for the business are expected to be approximately breakeven in 2004 with continued start-up costs in the first half of the year expected to be offset by earnings as sales ramp up.

“With this backdrop, we currently expect net earnings per diluted share to increase in 2004 and range from $2.30 to $2.60. Increased production and continued improvement in aggregates gross margin is required to reach the 2004 net earnings range. Economic improvement that leads to increased aggregates demand along with a strong follow-on bill to the existing federal program, together with continued improvement in aggregates gross margin, would create the opportunity to be at the high end of the 2004 net earnings range.

“The first quarter typically is the most difficult for which to set earnings expectations due to significant earnings fluctuations as a result of unpredictable winter weather conditions. However, based on current expectations, first quarter 2004 net loss should range from $0.12 to $0.25 per diluted share.”

MLM Reports Fourth Quarter Results

February 4, 2004

OPERATING HIGHLIGHTS:
Net sales for the Aggregates division for the fourth quarter were $355.5 million, a 10 percent increase over 2002 fourth-quarter sales of $323.2 million. Aggregates shipments volume at heritage locations was up 13 percent while pricing decreased about 1 percent due primarily to product mix. Inclusive of acquisitions and divestitures, aggregates shipments increased 11 percent while pricing was relatively flat. The division’s earnings from operations for the quarter were $48.8 million in 2003 versus $29.7 million in the year-earlier period. Year-to-date net sales were $1.41 billion versus $1.35 billion in 2002. Earnings from operations on a year-to-date basis were $185.1 million in 2003 compared with $177.2 million in 2002. For the year, heritage aggregates shipments volume increased 3 percent, while pricing was up 1 percent. Inclusive of acquisitions and divestitures, aggregates shipments and average selling price both increased 2 percent.

Magnesia Specialties’ fourth-quarter net sales of $22.2 million increased 23 percent over prior-year net sales of $18.2 million as the Company generated increased sales from strong lime shipments, water treatment products and a new product line for the pulp and paper industry. Earnings from operations for the fourth quarter were $3.0 million in 2003 compared with $0.3 million in 2002, primarily as a result of robust sales, strong production and continued focus on cost controls. For the year, net sales were $86.1 million and earnings from operations were $5.5 million compared with net sales of $74.4 million and earnings from operations of $4.5 million in 2002.

ACCOUNTING CHANGES:
The accounting changes include an after-tax charge of $6.9 million, or $0.14 per diluted share, in 2003 as the cumulative effect of an accounting change related to the adoption of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations (“FAS 143”). In addition, a $1.7 million pretax expense was recorded in 2003, to reflect the ongoing depreciation and accretion related to FAS 143. Results for the year ended December 31, 2002, reflect the charge of $11.5 million, or $0.23 per diluted share, recorded as the cumulative effect of an accounting change related to the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets.

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The Company will host an online Web simulcast of its fourth-quarter 2003 earnings conference call later today (February 4, 2004). The live broadcast of Martin Marietta Materials’ conference call will begin at 2 p.m. Eastern Time today. An online replay will be available approximately two hours following the conclusion of the live broadcast. A link to these events will be available at the Company’s Web site.

For those investors without online web access, the conference call may also be accessed by calling 913-981-5558, confirmation number 739125.

Martin Marietta is the nation’s second largest producer of construction aggregates and a leading producer of magnesia-based chemical products used in a wide variety of industries. For more information about Martin Marietta, refer to our Web site at www.martinmarietta.com.

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MLM Reports Fourth Quarter Results

February 4, 2004

If you are interested in Martin Marietta Materials, Inc. stock, management recommends that, at a minimum, you read the Corporation’s current annual report and 10-K, 10-Q and 8-K reports to the SEC over the past year. The Corporation’s recent proxy statement for the annual meeting of shareholders also contains important information. These and other materials that have been filed with the SEC are accessible through the Corporation’s Web site at www.martinmarietta.com and are also available at the SEC’s Web site at www.sec.gov. You may also write or call the Corporation’s Corporate Secretary, who will provide copies of such reports.

Investors are cautioned that all statements in this press release that relate to the future involve risks and uncertainties, and are based on assumptions that the Corporation believes in good faith are reasonable but which may be materially different from actual results. Forward-looking statements give the investor our expectations or forecasts of future events. You can identify these statements by the fact that they do not relate only to historical or current facts. They may use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words of similar meaning in connection with future events or future operating or financial performance. Any or all of our forward-looking statements here and in other publications may turn out to be wrong.

Factors that the Corporation currently believes could cause actual results to differ materially from the forward-looking statements in this press release include, but are not limited to, business and economic conditions and trends in the markets the Corporation serves; the level and timing of federal and state transportation funding; levels of construction spending in the markets the Corporation serves; unfavorable weather conditions; ability to recognize increased sales and quantifiable savings from internal expansion projects; ability to successfully integrate acquisitions quickly and in a cost-effective manner and achieve anticipated profitability; fuel costs; transportation costs; competition from new or existing competitors; successful development and implementation of the structural composite technological process and strategic products for specific market segments; unanticipated costs or other adverse effects associated with structural composite revenue levels, products pricing, and cost associated with manufacturing ramp-up; the financial strength of the structural composite customers and suppliers; business and economic conditions and trends in the trucking and composites industries in various geographic regions; possible disruption in commercial activities related to terrorist activity and armed conflict, such as reduced end-user purchases relative to expectations; and other risk factors listed from time to time found in the Corporation’s filings with the Securities and Exchange Commission. Other factors besides those listed here may also adversely affect the Corporation, and may be material to the Corporation. The Corporation assumes no obligation to update any such forward-looking statements.

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MLM Reports Fourth Quarter Results

February 4, 2004

MARTIN MARIETTA MATERIALS, INC.
Unaudited Statement of Earnings
(In millions, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2003	2002	2003	2002
Net sales	$377.7	$341.4	$1,498.5	$1,428.2
Freight and delivery revenues	53.9	46.7	210.8	190.6

Total revenues	431.6	388.1	1,709.3	1,618.8

Cost of sales	299.6	284.0	1,195.3	1,138.1
Freight and delivery costs	53.9	46.7	210.8	190.6

Cost of revenues	353.5	330.7	1,406.1	1,328.7

Gross profit	78.1	57.4	303.2	290.1
Selling, general and administrative expenses	31.1	27.8	119.7	113.0
Research and development	0.1	0.1	0.3	0.3
Other operating (income) and expenses, net	(4.9)	(0.5)	(7.4)	(4.9)

Earnings from operations	51.8	30.0	190.6	181.7
Interest expense	10.7	10.5	42.6	44.0
Other nonoperating (income) and expenses, net	2.3	1.1	5.9	13.3

Earnings before taxes on income and cumulative effect of change in accounting principle	38.8	18.4	142.1	124.4
Income tax expense	10.3	(0.1)	41.0	32.3

Earnings from continuing operations before cumulative effect of change in accounting principle	28.5	18.5	101.1	92.1
Discontinued Operations:
Gain (loss) on discontinued operations, net of related tax expense of $0.6, $2.6, $1.5 and $14.2, respectively	0.8	(2.4)	(0.6)	5.7

Earnings before cumulative effect of change in accounting principle	29.3	16.1	100.5	97.8
Cumulative effect of change in accounting for asset retirement obligations	—	—	(6.9)	—
Cumulative effect of change in accounting for intangible assets	—	—	—	(11.5)

Net Earnings	$29.3	$16.1	$93.6	$86.3

Net earnings per share:
Basic from continuing operations before cumulative effect of change in accounting principle	$0.58	$0.38	$2.06	$1.89
Discontinued operations	0.02	(0.05)	(0.01)	0.12

Basic before cumulative effect change in accounting principle	0.60	0.33	2.05	2.01
Cumulative effect of change in accounting principle	—	—	(0.14)	(0.24)

	$0.60	$0.33	$1.91	$1.77

Diluted from continuing operations before cumulative effect of change in accounting principle	$0.58	$0.38	$2.06	$1.88
Discontinued operations	0.02	(0.05)	(0.01)	0.12

Diluted before cumulative effect change in accounting principle	0.60	0.33	2.05	2.00
Cumulative effect of change in accounting principle	—	—	(0.14)	(0.23)

	$0.60	$0.33	$1.91	$1.77

Dividends per share	$0.18	$0.15	$0.69	$0.58

Average number of shares outstanding:
Basic	48.9	48.8	48.9	48.7

Diluted	49.2	48.9	49.1	48.9

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MLM Reports Fourth Quarter Results

February 4, 2004

MARTIN MARIETTA MATERIALS, INC.
Unaudited Financial Highlights
(In millions)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2003	2002	2003	2002
Total revenues:
Aggregates	$409.4	$369.9	$1,623.2	$1,544.4
Magnesia Specialties	22.2	18.2	86.1	74.4

	$431.6	$388.1	$1,709.3	$1,618.8

Net sales:
Aggregates	$355.5	$323.2	$1,412.4	$1,353.8
Magnesia Specialties	22.2	18.2	86.1	74.4

Total	$377.7	$341.4	$1,498.5	$1,428.2

Gross profit:
Aggregates	$73.6	$55.0	$290.2	$278.9
Magnesia Specialties	4.5	2.4	13.0	11.2

Total	$78.1	$57.4	$303.2	$290.1

Selling, general, and administrative expenses:
Aggregates	$30.1	$26.2	$113.4	$106.8
Magnesia Specialties	1.0	1.6	6.3	6.2

Total	$31.1	$27.8	$119.7	$113.0

Earnings from operations:
Aggregates	$48.8	$29.7	$185.1	$177.2
Magnesia Specialties	3.0	0.3	5.5	4.5

Total	$51.8	$30.0	$190.6	$181.7

Depreciation	$31.9	$32.4	$126.8	$125.8
Depletion	2.3	1.6	6.3	6.1
Amortization	1.6	1.7	6.5	6.8

	$35.8	$35.7	$139.6	$138.7

Earnings Before Interest, Income Taxes, Depreciation, Depletion and Amortization (EBITDA) (1)	$86.6	$64.7	$325.2	$327.0

(1)	EBITDA is a widely accepted financial indicator of a company’s ability to service and/or incur indebtedness. EBITDA is not defined by generally accepted accounting principles and, as such, should not be construed as an alternative to net income or operating cash flow. EBITDA includes the noncash charge for the cumulative effect of changes in accounting principles. For further information on EBITDA, refer to the Corporation’s Web site at www.martinmarietta.com.

A reconciliation of Net Cash Provided by Operating Activities to EBITDA is as follows:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2003	2002	2003	2002
Net Cash Provided by Operating Activities	$105.8	$71.2	$277.2	$203.6
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures	(45.4)	(19.9)	(41.6)	9.8
Other items, net	4.6	0.4	4.5	23.1
Income tax expense (benefit):
Continuing operations	10.3	(0.1)	41.0	32.3
Discontinued operations	0.6	2.6	1.5	14.2
Interest expense	10.7	10.5	42.6	44.0

EBITDA	$86.6	$64.7	$325.2	$327.0

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MLM Reports Fourth Quarter Results

February 4, 2004

MARTIN MARIETTA MATERIALS, INC.
Unaudited Balance Sheet Data
(In millions)

	December 31,	December 31,
	2003	2002
ASSETS
Cash and cash equivalents	$125.1	$14.5
Accounts receivable, net	234.6	232.9
Inventories, net	213.8	239.7
Other current assets	48.0	53.5
Property, plant and equipment, net	1,042.4	1,067.6
Other noncurrent assets	63.5	55.4
Intangible assets, net	602.7	609.4

Total assets	$2,330.1	$2,273.0

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current maturities of long-term debt	$1.1	$11.4
Other current liabilities	219.1	200.9
Long-term debt and commercial paper (excluding current maturities)	717.1	733.5
Other noncurrent liabilities	263.0	244.2
Shareholders’ equity	1,129.8	1,083.0

Total liabilities and shareholders’ equity	$2,330.1	$2,273.0

CALCULATION OF DEBT-TO-TOTAL CAPITAL, NET OF AVAILABLE CASH
Total Debt	$718.2	$744.9
Adjusted for:
Effect of fair value of interest rate swaps	(12.8)	(9.8)
Net (cash in banks) bank overdraft	(113.9)	0.3
Cash held in escrow	(10.4)	(6.8)

Adjusted debt	$581.1	$728.6

Shareholders’ equity	$1,129.8	$1,083.0

Total capital	$1,710.9	$1,811.6

Debt-to-total capital, net of available cash	34%	40%

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MLM Reports Fourth Quarter Results

February 4, 2004

MARTIN MARIETTA MATERIALS, INC.
Unaudited Statement of Cash Flows
(In millions)

	Year Ended
	December 31,
	2003	2002
Net earnings	$93.6	$86.3
Cumulative effect of change in accounting principle	6.9	11.5

Earnings before cumulative effect of change in accounting principle	100.5	97.8
Adjustments to reconcile earnings to cash provided by operating activities:
Depreciation, depletion and amortization	139.6	138.7
Other items, net	(4.5)	(23.1)
Changes in operating assets and liabilities:
Deferred income taxes	26.1	24.5
Accounts receivable, net	(0.1)	(11.2)
Inventories, net	18.0	(14.3)
Accounts payable	4.0	(7.5)
Other assets and liabilities, net	(6.4)	(1.3)

Net cash provided by operating activities	277.2	203.6

Investing activities:
Additions to property, plant and equipment	(120.6)	(152.7)
Acquisitions, net	(8.6)	(48.0)
Divestitures and other investing activities, net	29.4	97.7

Net cash used for investing activities	(99.8)	(103.0)

Financing activities:
Net principal repayments of long-term debt	(24.2)	(80.4)
Termination of interest rate swaps	12.6	—
Change in bank overdraft	(3.5)	(7.4)
Dividends paid	(33.7)	(28.3)
Loans payable	(5.7)	5.7
Repurchases of common stock	(13.3)	—
Issuance of common stock	1.0	0.7

Net cash used for financing activities	(66.8)	(109.7)

Net increase (decrease) in cash and cash equivalents	110.6	(9.1)
Cash and cash equivalents, beginning of period	14.5	23.6

Cash and cash equivalents, end of period	$125.1	$14.5

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MLM Reports Fourth Quarter Results

February 4, 2004

MARTIN MARIETTA MATERIALS, INC.
Unaudited Operational Highlights

	Three Months Ended		Year Ended
	December 31, 2003		December 31, 2003
	Volume	Pricing	Volume	Pricing
Volume/Pricing Variance (1)
Heritage Aggregates Operations (2)	13.0%	(0.6%)	3.2%	1.3%
Aggregates Division (3)	10.6%	(0.2%)	1.6%	1.6%

	Three Months Ended		Year Ended
	December 31,		December 31,
	2003	2002	2003	2002
Shipments (tons in thousands)
Heritage Aggregates Operations (2)	47,560	42,093	184,370	178,627
Acquisitions	1,366	1,200	5,008	2,901
Divestitures (4)	121	1,068	2,216	7,059

Aggregates Division (3)	49,047	44,361	191,594	188,587

(1)	Volume/pricing variances reflect the percentage increase (decrease) from the comparable period in the prior year.

(2)	Heritage Aggregates operations exclude acquisitions that have not been included in prior-year operations for a full year and divestitures.

(3)	Aggregates division includes all acquisitions from the date of acquisition and divestitures through the date of disposal.

(4)	Divestitures include the tons related to divested operations up to the date of divestiture.

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